Exhibit 99.1
Washington & Congress Capital Partners, L.P. Liquidates, Distributes Allied Healthcare Shares
Distribution Was Part of Normal
Wind-Up and Dissolution Activities
NEW YORK—DECEMBER 15, 2008—Allied Healthcare International Inc. (NASDAQ: AHCI; AIM: AHI; http://www.alliedhealthcare.com) has been advised that Washington & Congress Capital Partners, L.P., an investment partnership, is distributing in kind to its partners 7,697,578 shares of Allied common stock. Washington & Congress has informed Allied that the distribution of Allied shares were made as part of Washington & Congress’s normal wind-up and dissolution activities. The shares of common stock will be distributed to a total of 56 different recipients.
About Allied Healthcare International Inc.
Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of approximately one hundred branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care, nursing and care homes, and hospitals.
Forward-Looking Statements
Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: general economic and market conditions; Allied’s ability to continue to recruit and retain flexible healthcare staff; Allied’s ability to enter into contracts with local government social services departments, NHS Trusts, hospitals and other healthcare facility clients on terms attractive to Allied; the general level of patient occupancy at our clients’ hospitals and healthcare facilities; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenues and profitability; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events, or otherwise.

Allied Healthcare International Inc.
Sandy Young, Chief Executive Officer
Paul Weston, Chief Financial Officer
UK 00-44-1785 810-600
sandyyoung@alliedhealthcare.com
paulweston@alliedhealthcare.com
or
The Investor Relations Group
Adam Holdsworth
212-825-3210
or
Cenkos Securities plc (Nominated Advisor)
Elizabeth Bowman
London: 00-44-20-7397-8928